Exhibit (a) (i)

CERTIFICATE OF TRUST OF

MainStay MacKay Municipal Income Opportunities Fund

This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.).

FIRST: The name of the statutory trust formed hereby is “MainStay MacKay Municipal Income Opportunities Fund” (the “Trust”).

SECOND: The business address of the registered agent and registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name and address of the Trust’s registered agent for service of process in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

THIRD: This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

FOURTH: Pursuant to 12 Del. C. §3807(b), the Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-l et seq.), within 180 days following the first issuance of beneficial interests.

FIFTH: The trustees of the Trust, as set forth in the governing instrument, reserve the right to amend alter, change or repeal any provision contained in the Certificate of Trust, in the manner now or hereafter prescribed by statute.

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IN WITNESS WHEREOF, the undersigned, being the initial trustees of the Trust, have duly executed this Certificate of Trust as of this 22nd day of September, 2023.

MainStay MacKay Municipal Income Opportunities Fund

/s/ Susan B. Kerley Susan B. Kerley	/s/ David H. Chow David H. Chow

/s/ Karen Hammond Karen Hammond	/s/ Alan R. Latshaw Alan R. Latshaw

/s/ Jacques P. Perold Jacques P. Perold	/s/ Richard S. Trutanic Richard S. Trutanic